Disposition Holders

101073531 SK	(22)
101083503 SK	(5)
Allyn Resources	(13)
Bec International	(5)
Bell, S.	(14)
Cameco	(248)
Cameco JV	(36)
Cameco/Cogema	(24)
Cameco/Denison	(20)
CanAlaska Ventures	(137)
Cogema	(139)
Cogema JV	(14)
Cogema/UEX	(72)
Cons Abaddon	(4)
Cons Pine Channel	(10)
Dejour Enterprises	(72)
Dubnick, R.	(16)
Duran Ventures	(6)
ESO Uranium	(80)
Forum Development	(24)
GLR Resources	(37)
Golden Valley Mines	(4)
Great Western Minerals	(15)
International Uranium	(76)
International Uranium/JNR Res	(12)
International Uranium/Santoy	(33)
JCU Exploration	(7)
JNR Resources	(59)
Kennecott	(3)
Magnum Uranium	(38)
Mason, M.	(24)
Nor Can Minerals/American At E	(6)
Nor Continental/Roughrider	(15)
North-Sask Ventures	(17)
Northern Canadian Minerals	(7)
Nuinsco Resources	(7)
Phelps Dodge	(10)
Pitchstone Exploration	(21)
Purepoint Uranium	(48)
Red Dragon Resources	(8)
Red Rock Energy	(13)
Rio Grande Mines	(4)
Roughrider Uranium	(16)
Santoy Resources	(8)
Solitaire Minerals	(3)
Strathmore Minerals	(57)
Studer, R.	(7)
Titan Uranium	(30)
Trend Mining	(10)
Triex Minerals	(4)
Triex Minerals/Roughrider	(6)
UEX Corporation	(88)
United Carina	(6)
Uranerz Energy	(2)
Uranium City Resources	(24)
Wescan Goldfields	(5)
Young, T.	(107)
Other	(44)
Pending	(136)


NWT
ALBERTA
MANITOBA
110° W
108° W
106° W
104° W
102° W
60° N
59° N
58° N
57° N
Uranium City
Fond-du-Lac
Stony Rapids
Midwest Lake
McClean Lake
Eagle Point
Collins Bay
Rabbit Lake
Wollaston Lake
Cluff Lake
Shea Creek
Cigar Lake
McArthur River
Millennium
West Bear
Maverick
Key Lake
Reindeer Lake
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